EXHIBIT 99.1

Talend Names Technology Industry Veteran Elizabeth Fetter to Board of Directors

Replaces Outgoing Board Member, John Brennan, Stepping Down After Nine Years on Talend’s Board

REDWOOD CITY, Calif. – January 6, 2020– Talend (NASDAQ: TLND), a global leader in cloud data integration and data integrity, today announced that it has appointed Elizabeth Fetter to its board of directors. As a former CEO for several technology companies and an active corporate director, Ms. Fetter brings strong leadership and exceptional governance and strategic expertise that will help guide Talend as it seeks to scale its cloud business globally.

“Liz brings deep experience running and growing large technology companies and over 20 years of board experience to Talend,” said Mike Tuchen. “Her deep understanding of core business drivers and proven ability to positively impact companies’ market values will be a tremendous contribution to the team.”

Ms. Fetter, a three-time public company CEO, brings significant leadership and technology experience to Talend, having worked for companies in networking and B2B SaaS spaces. She previously served as CEO for Symmetricom Inc., QRS Corporation, and Jacent Technologies. Ms. Fetter is currently a director on a number of corporate, non-profit and advisory boards, including McGrath RentCorp, Fox Factory Holding Corp, and the National Association of Corporate Directors. Ms. Fetter has received numerous awards for her business leadership and been recognized seven-times as one of the Top 100 Bay Area Businesswomen. She holds a B.A., with high honors, from Pennsylvania State University, and an M.S. with the highest distinction from Carnegie-Mellon University.

“I’ve been following Talend over the years and have been impressed with the company’s trajectory in the data space,” said Fetter. “Talend’s potential for growth and continued momentum in the cloud is tremendous. I look forward to working together with the entire Talend team during this exciting time.”

Ms. Fetter is replacing John Brennan, who is stepping down from the board. Mr. Brennan was an early investor in Talend through Silver Lake Sumeru when he first joined the board in 2010. He is currently a managing director and co-founder of Sumeru Equity Partners and has over two decades of operating and investing experience in the technology sector.

“From our pre-IPO days to our move to the cloud, it’s been an exciting journey with Talend,” said Brennan.  “I’m proud to be part of Talend’s successes and am confident that the company is on the right path for continued growth.”

“I want to take this opportunity to thank John for his strategic guidance to our company over the years,” said Tuchen. “John has been a valued board member and it has been an honor to work with him.”

About Talend

Talend (NASDAQ: TLND), a leader in cloud data integration and data integrity, enables companies to transform by delivering trusted data at the speed of business.

Talend Data Fabric offers a single suite of apps that shortens the time to trusted data by solving some of the most complex aspects of the data value chain. Users can collect data across systems, govern it to ensure proper use, transform it to new formats and improve quality, and share it with internal and external stakeholders.

Over 3,500 organizations across the globe choose Talend to rely on trusted data to make business decisions with confidence. Talend has been recognized as a leader in its field by leading analyst firms and industry publications including Forbes, InfoWorld and SD Times.

For more information, please visit www.talend.com and follow us on Twitter: @Talend.

Investor Contact:

The Blueshirt Group for Talend

Lisa Laukkanen or Lauren Sloane, 415-217-2632

ir@talend.com

Media Contact:

Chris Taylor, 408 674-1238

Vice President, Corporate Communications

ctaylor@talend.com